UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: February 27, 2007
Date of earliest event reported: February 21, 2007

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ruth J. Simmons: On February 21, 2007, Ruth J. Simmons informed the Board of Directors that she will not stand for re-election to the Board at Pfizer's annual meeting of shareholders on April 26, 2007 due to her increased responsibilities as President of Brown University. Dr. Simmons will continue as a member of the Board of Directors and as a member of the Corporate Governance Committee of the Board until the annual meeting.

Karen Katen: On February 21, 2007, the Company entered into an agreement with Karen Katen, who has served as an employee of Pfizer for over 32 years in various capacities including her most recent position as a Vice Chairman and President – Pfizer Human Health, specifying the final terms and conditions of her departure from the Company. Pursuant to the agreement, Ms. Katen’s employment with Pfizer will terminate effective as of March 31, 2007.

Under the agreement, Ms. Katen will receive (i) a severance payment of approximately $5.5 million within 30 days of the termination date and (ii) up to $100,000 in outplacement services within 90 days of the termination date. In the agreement, Ms. Katen has agreed to be bound by customary confidentiality and non-competition covenants following the termination date, to provide reasonable litigation assistance to the Company and its counsel following the termination date and to execute a release of claims in favor of Pfizer.

Ms. Katen also is eligible to receive benefits under certain employee benefit plans and programs of Pfizer, which will be paid in accordance with her payment elections under such plans and programs, as a result of her attainment of retirement eligibility prior to March 31, 2007.

As a result of the execution of the agreement, Ms. Katen’s and Pfizer’s rights and obligations under her Change-in-Control Severance Agreement will terminate on the termination date.

Amendment to Change-in-Control Severance Agreements of Certain Officers: Effective February 22, 2007, the Change-in-Control Severance Agreement between the Company and each of Jeffrey B. Kindler, John L. LaMattina, Alan G. Levin, Ian C. Read and David L. Shedlarz (collectively, the “Agreements”) was amended. The amendment changes the severance amount payable if the executive is terminated by the Company without Cause or if the executive terminates his employment with the Company for Good Reason following a Change in Control of the Company. Prior to the amendment, the severance amount was 2.99 times the greatest of the executive’s (i) average W-2 earnings over the previous five years, (ii) annual salary plus the annual incentive payment paid for the previous year or (iii) annual salary plus the target annual incentive payment for the current year. Pursuant to the amendment, the severance amount was changed to 2.99 times the greater of item (ii) or (iii) in the previous sentence.

In the case of Messrs. Levin and Read, the amendment also provides that, if the executive is terminated by the Company without Cause or if the executive terminates his employment with the Company for Good Reason following a Change in Control of the Company, amounts in respect of outstanding performance-contingent share awards (or any successor long-term compensation plan or award in effect as of the date of such termination) shall be determined and paid based on the target number of shares that the executive could have received pursuant to all such outstanding awards. Prior to the amendment, their Agreements provided that such payments would be based on the maximum, instead of the target, number of shares that the executive could have received. Messrs. Kindler, LaMattina and Shedlarz entered into identical amendments to their Agreements in February 2006.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
Exhibit 10	Agreement by and between Pfizer Inc. and Karen Katen dated February 21, 2007.

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Margaret M. Foran Margaret M. Foran
Title: Senior Vice President-Corporate Governance, Associate General Counsel and Corporate Secretary
Dated: February 27, 2007

EXHIBIT INDEX

Exhibit No.	Description

10	Agreement by and between Pfizer Inc. and Karen Katen dated February 21, 2007.